UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2013

POPULAR, INC.

(Exact name of registrant as specified in its charter)

Puerto Rico	001-34084	66-0667416
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
209 Munoz Rivera Avenue Hato Rey, Puerto Rico	00918
(Address of principal executive offices)	(Zip code)

(787) 765-9800
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2013, Popular, Inc. (“Popular” or the “Company”) announced that John W. Diercksen had been appointed to the Board of Directors.

Mr. Diercksen, 64, was Executive Vice President of Verizon Communications, Inc., a leading provider of telecommunications and broadband services, with revenues of over $100 billion, until September 2013. Mr. Diercksen was responsible for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures.

Mr. Diercksen serves on the boards of directors of Harman International Industries, Incorporated and Intelsat, S.A.

From 2003 to 2012, Mr. Diercksen was Executive Vice President, Strategy, Development, and Planning for Verizon. In this capacity he was instrumental in forging Verizon’s strategy of technology investment and repositioning its assets through the acquisition of spectrum including the cable spectrum transaction; the merger with MCI; the Alltel acquisition; the restructuring of international units; the spinoff of Verizon's directories unit and landline assets, and the Terremark and Cloud Switch acquisitions. Earlier in his career, Mr. Diercksen held a series of increasingly senior financial and leadership roles with Verizon, Bell Atlantic, and Nynex, among others.

Mr. Diercksen will serve on the Audit and Risk Management committees of the Board.

Mr. Diercksen will receive compensation as non-employee director in accordance with the Corporation’s non-employee director compensation practices described in the Corporation’s Annual Proxy Statement filed with the Securities and Exchange Commission on March 15, 2013.

There were no arrangements or understandings between Mr. Diercksen and any other person pursuant to which they were appointed as directors of the Corporation and there are no related party transactions between Mr. Diercksen and the Corporation.

A copy of the press release relating to this announcement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

99.1      Press release dated October 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POPULAR, INC.
(Registrant)

Date:	October 1, 2013	By: /s/ Jorge J. García
Jorge J. García
Senior Vice President and Corporate Comptroller